CONTACT:   William L. Flaherty                RELEASE DATE:  November 16, 1995
           Vice President - Finance
           (513) 841-6675


           Karen Durand
           Director, Investor Relations
           (513) 841-6986

                                              FOR IMMEDIATE RELEASE


           GIBSON GREETINGS, INC.  SELLS CLEO, INC.  TO CSS INDUSTRIES, INC.


           CINCINNATI,  OHIO,  November  16,  1995  --  Gibson Greetings, Inc.
           (NASDAQ: GIBG) announced the consummation of its previously reported agreement to sell Cleo, Inc., the Company's wholly-owned gift wrap subsidiary, to CSS Industries, Inc. (NYSE: CSS).

           As previously disclosed, total consideration to Gibson amounted to approximately $133.1 million, consisting of $96.5 million in cash, a note payable in 75 days for approximately $24.6 million and $12.0 million which will be held in escrow for certain post-closing adjustments and indemnification obligations. Additionally, Gibson has been released from approximately $14.0 million of third-party debt which will be retained by Cleo under CSS.

           Benjamin J. Sottile, Chairman, President and Chief Executive Officer of Gibson said: "We are pleased Cleo has been acquired by CSS, a company who is a recognized leader in the seasonal social expression business and who understands and can utilize Cleo's full potential. The smooth transition in ownership is proceeding and it is fully anticipated that Cleo's customers will continue to have their needs addressed in a timely fashion."

           Gibson Greetings, Inc. is the world's second largest publicly owned manufacturer and distributor of everyday and seasonal greeting cards, gift wrap and related social expression products.


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